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                                                                Exhibit 10.18

                            BAKER HUGHES INCORPORATED

                         1987 CONVERTIBLE DEBENTURE PLAN

                        (AMENDED AS OF OCTOBER 24, 1990)


         1. Purpose. This plan, which shall be known as the Baker Hughes Incorporated 1987 Convertible Debenture Plan and which is hereinafter referred to as the "Plan," is intended to promote the interests of Baker Hughes Incorporated (the "Company") and its stockholders by allowing officers and other key personnel of the Company and its subsidiaries (the "Purchasers") the opportunity to invest in high yield corporate debt in the form of the Company's floating interest rate subordinated Debentures (the "Debentures") which are convertible into shares of $1.00 Par Value Preferred Stock of the Company (the "Preferred Stock"), which shares of Preferred Stock are convertible into shares of common stock, $1.00 par value, of the Company (the "Common Stock"), thereby giving key personnel added incentive to work toward the continued growth and success of the Company. The Company's Board of Directors also contemplates that the Plan will enable the Company and its subsidiaries to compete more effectively for the services of management personnel needed for the continued growth and success of the Company.

         2. Issuance-of the Debentures. The Debentures are to be issued pursuant to an indenture and any supplemental indenture thereto (collectively, an "Indenture"). The Debentures are to be issued in series; each series may be issued under a separate Indenture, or two or more series may be issued under a single Indenture. Each series will be due not earlier than seven years from the date of issuance, or such earlier date as the Company redeems a series of Debentures or repays an individual Debenture (with respect to such series or individual Debenture, the "Due Date"). The Company's Board of Directors or its Compensation Committee (the "Committee") may extend the term of a series for any period of time from seven years up to ten years as determined by the Board of Directors or Committee without shareholder approval, as set forth in the Indenture for the series. The Debentures shall be issuable in such form and denominations as the Company may from time to time approve.

         3. General Terms and Conditions of the Debentures. The Debentures will be convertible into fully paid and nonassessable shares of Preferred Stock which will be immediately convertible into fully paid and nonassessable shares of Common Stock of the Company at such time or times as the Committee in its discretion may determine at or prior to the time such Debentures are issued until the close of business on the Due Date, at the conversion price in effect at

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the time of conversion. Each series of Debentures shall be convertible into a separate series of Preferred Stock.

         After a Debenture becomes convertible, a Purchaser who retires or who becomes disabled and discontinues his or her employment with the Company must exercise the privilege to convert within three years after retirement or disability. If a Purchaser dies owning a Debenture or Debentures, the estate of the deceased Purchaser or a beneficiary of the estate to whom the Debenture is distributed must exercise the privilege to convert such Debenture or Debentures during the one year period following the Purchaser's death. A Purchaser discharged by the Company for fraud, theft or embezzlement committed against the Company or a customer, or for a conflict of interest (other than legitimate competition) must exercise the conversion privilege prior to such termination of employment. A Purchaser who terminates his or her employment with the Company for any reason other than those described above must exercise any conversion privilege of any and all Debentures held by such Purchaser within three months after termination of employment. If the conversion privilege is not exercised within these periods, the privilege terminates and the Company will prepay any Debenture the conversion privilege of which terminates as a result of the Purchaser's retirement, disability, death or discharge. In no event may any Purchaser, or the estate of a deceased Purchaser or a beneficiary under such estate, exercise the conversion privilege associated with the Debenture prior to the time the Debenture becomes convertible or after the end of the term of the Debenture, as determined by the Committee.

         A Purchaser may not sell, assign, transfer, pledge or otherwise hypothecate a Debenture except by will or the laws of descent and distribution. However, in certain cases, Purchasers may pledge Debentures as a security for loans which will provide all or part of the financing necessary to purchase the Debentures, and such pledges may be made without the Company's consent by providing the Company with written notice of the pledge. The conversion right of any Debenture shall be exercisable only by the Purchaser thereof, his estate or the beneficiaries of such estate.

         If a Purchaser pledges a Debenture in the permitted manner described above, the conversion privilege will not be exercisable during such time as the Debenture is pledged. Upon notice from the Purchaser and the lender to which the Debenture was pledged that the obligation has been discharged, the conversion privilege will again be exercisable. If a Purchaser sells, assigns, transfers, pledges (except pledges requiring only written notice to the Company) or otherwise hypothecates a Debenture without the Company's consent, the conversion right will permanently cease to exist. Should the conversion right of a Debenture so terminate, the Company has the option, but not the obligation, to prepay that Debenture.


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         4. Authorized Amount of Debenture. The Company may issue up to
$30,000,000 in aggregate principal amount of all Debentures.

         5. Effective Date. The Plan shall become effective as of January 28, 1987, and shall expire when all of the Company's obligations with respect to all of the outstanding Debentures have been discharged; provided, however, that no Debenture shall be issued after January 27, 1997.

         6. Eligible Employees. The Committee shall have authority to sell Debentures to such officers and other key employees of the Company or any subsidiary of the Company as may be selected by it (the "Purchasers"). As used in the Plan, the term "subsidiary" shall have the meaning ascribed to it in
Section 425 of the Internal Revenue Code of 1986, as amended.

         7. Sales Price of Debentures. The Debentures shall be sold by the Company at face value plus any accrued interest to the date of sale. In the event that the Internal Revenue service determines that the value of a Debenture at the time of sale exceeded its face value and if (a) the Company receives a tax benefit as a result of that determination and (b) the Purchaser is taxed to the extent of the excess, then the Company will pay to the Purchaser as compensation the lesser of the Company's tax benefit with respect to the Purchaser or the Purchaser's tax liability resulting from such determination, provided the Purchaser has contested the imposition of such liability in a manner which the Company determines to be appropriate under the circumstances.

         8. Conversion Price. The price at which each share of Preferred Stock shall be delivered upon conversion of a series of Debentures (the "conversion price") shall be set (and not thereafter adjusted) at a price equal to the fair market value per share of the Common Stock at the date of sale of such series of Debentures, as determined by the Committee, based on the composite transactions in the Common Stock as reported by the Wall Street Journal, and shall not be less than the lesser of (i) the per share price of the last sale of the Common Stock on the trading day prior to the date of sale of such series of Debentures and (ii) the arithmetic average of the closing prices per share of the Common Stock on all days on which the Common Stock was traded during the 90-day period before the date of sale of such series of Debentures.

         9. Administration. The Committee, consisting of persons appointed by and holding office at the pleasure of the Board of Directors, shall administer the Plan. No Debentures may be sold to any member of the Committee during the term of his membership on the Committee. No person shall be eligible to serve on the Committee unless he is then a "disinterested


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person" within the meaning of Paragraph (d)(3) of Rule 16b-3 under the
Securities Exchange Act of 1934 ("Rule 16b-3"), if and as such Rule is then in effect.

         The members of the Board of Directors may in their discretion at any time exercise the administrative authority of the Committee; provided, however, that no Director who is not a "disinterested person" shall participate in any such action; provided further, however, that such Director may be counted present for the purpose of determining a quorum at a meeting of the Board of Directors and provided further that no such action may be taken without the concurrence of a majority of the members of the Board of Directors eligible to serve on the Committee.

         Subject to the foregoing paragraphs and to the provisions of an Indenture, the Committee shall interpret the Plan and the Debentures sold under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Debenture in the manner and to the extent the Committee deems desirable to administer the Plan or the Debenture.

         10. Amendment and Discontinuance. The Board of Directors of the Company may amend, suspend or terminate the Plan; provided, however, that the Board of Directors may not revise the Plan in any way which would result in the Plan failing to meet the requirements of Rule 16b-3. No amendment, suspension or termination of the Plan may, without the consent of the holder of a Debenture, terminate his Debenture or adversely affect his rights under the Debenture in any material respect. Notwithstanding Paragraph 6 hereof and without limiting this Paragraph 10, the Board of Directors of the Company shall be authorized to amend the Plan in order to permit a Purchaser to designate a member of the Purchaser's family to purchase Debentures in such Purchaser's stead, if the Company has received an interpretative letter from the Securities and Exchange commission or an opinion of counsel to the effect that such amendment to the Plan would not disqualify the Plan from the exemption provided by Rule 16b-3.

         11.      Other Provisions.

                  (a) The Purchaser of a Debenture shall not be entitled to any rights as a stockholder of the Company until such Purchaser has exercised the conversion privilege contained in the Debenture.


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                  (b) No Debenture shall be construed as limiting any right
which the Company or any subsidiary of the Company may have to terminate at any time, with or without cause, the employment of a Purchaser to whom a Debenture has been sold.

                  (c) Notwithstanding any provisions of the Plan, the Indenture or the terms of any Debenture sold pursuant to the Plan, (i) the Company shall not be required to issue any Debentures hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or Federal law, or of the rules or regulations of any governmental regulatory body and (ii) any amount of interest paid or payable on a Debenture which exceeds the amount legally payable to a Purchaser under the applicable usury laws will be paid by the Company as compensation to the Purchaser.

                  (d) The Company will not voluntarily claim the benefit of any usury law against Debenture holders and will resist any effort to compel it to do so.